Exhibit 10.4

                          EMPLOYMENT AGREEMENT BETWEEN
                              MIKRON INFRARED, INC.
                                       AND
                                KEIKHOSROW IRANI

      Agreement dated January 1, 2004 by and between MIKRON INFRARED, INC. (The "Employer") and KEIKHOSROW IRANI (The "Employee").

1. Employment. The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.

2. Terms. The term of this Agreement shall commence on January 1, 2004 and shall terminate on December 31, 2004.

3. Compensation. Compensation for the period January 1, 2004 through December 31, 2004 shall be fixed at $155,000.

      The aforementioned salary shall be payable in equal bi-weekly installments. Such payments shall be subject to withholding and other applicable taxes.

4. Duties. The Employee shall perform such duties as may be prescribed by the Employer from time to time.

5. Extent of Services. The Employee shall devote his entire time, attention and energies to the Employer's business and shall not during the term of this Agreement be engaged in any other business activity whether or not pursued for gain, profit or pecuniary advantage, without approval from Mikron's Board of Directors.

6. Vacations. The Employee shall be entitled each year to a vacation of no less than twenty (20) working days during which his compensation shall be paid in full. The precise duration and timing of said vacation shall be determined by the Employer and the Employee by mutual agreement.

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7.    Disability. If the Employee is unable to perform his usual and customary duties by reason of illness or incapacity for a continuous period of up to 180 days, Employer shall continue to pay to Employee his regular salary as herein defined. Thereafter, Employer shall have no additional obligation to pay Employee any salary and may terminate the obligation to pay salary pursuant to this Employment Agreement.

8. Insurance. Employer shall furnish to the Employee at no additional cost, a prime contract of disability insurance with 180 days waiting period, to provide disability income benefits to Employee to age 70 in the amount of no less than $5000/month for twenty-four (24) months.

      Employer shall provide Employee with a life insurance policy or policies having a total death benefit of One Million Dollars if Employee is not medically rated. Employee shall have the right to designate and change the beneficiary thereof from time to time.

9. Vehicles. During the term of this Agreement the Employer shall provide the Employee a $500/month automobile allowance, not including additional expenses such as repairs, insurance and gasoline expenses.

10. Performance Review. Employer shall review Employee's performance annually at the end of each calendar year with a view to authorizing increased compensation, benefits or bonus to Employee based on the Company and Employee's performance.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on this _____ day of ____________________.


Attest:


/s/ KEIKHOSROW IRANI                               /S/ GERALD D. POSNER
--------------------------------                   -----------------------------
KEIKHOSROW IRANI,                                  GERALD D. POSNER,
CHIEF TECHNICAL OFFICER                            CHIEF EXECUTIVE OFFICER